Exhibit 10.80

THIS AMENDED AND RESTATED SHORT-TERM SUPPORT AGREEMENT (the “Agreement”) dated as of February 10, 2009 is made

BETWEEN

NORTEL NETWORKS LIMITED

(hereinafter called the “Principal”)

AND

EXPORT DEVELOPMENT CANADA

(hereinafter called “EDC”)

WHEREAS, pursuant to a Second Amended and Restated Master Facility Agreement dated as of December 14, 2007 between the Principal and EDC (the “Facility Agreement”), EDC agreed to provide Support for the benefit of the Principal and its affiliates, subject to the terms and conditions of the Facility Agreement;

WHEREAS the NNL Corporate Family Rating with respect to senior unsecured long-term debt of the Principal has ceased to exist (the “Family Rating Event”), thereby permitting EDC to terminate or suspend the Facilities pursuant to Section 2.2 of the Facility Agreement;

WHEREAS the NNL Corporate Credit Rating with respect to senior unsecured long-term debt of the Principal is rated at less than “B3” or “B minus” (the “Credit Rating Event”) (the Family Rating Event and the Credit Rating Event are hereby collectively referred to as the “Rating Events”), thereby permitting EDC to terminate or suspend the Facilities pursuant to Section 2.2 of the Facility Agreement;

WHEREAS the Principal commenced a voluntary proceeding seeking relief including an initial order (as amended, the “Initial Order”) under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) and the Principal’s subsidiaries have commenced administration proceedings in the United Kingdom and restructuring proceedings under Chapter 11 of the United States Bankruptcy Code (together, the “Filing Event”), and the Filing Event and certain consequences of the Filing Event, including the inability to make certain representations pertaining to certain tax obligations and tax compliance matters related to such United Kingdom and United States proceedings (the “Filing Consequences”), constitute or might constitute Defaults and Events of Default under the terms and conditions of the Facility Agreement; and

WHEREAS the Principal and EDC entered into an Agreement dated as of January 14, 2009 (the “Original Agreement”) pursuant to which EDC agreed, among other things, that, for a period of 30 days following the date of the Initial Order obtained by the Principal under the CCAA, new Support would continue to be made available to the Principal under the Facilities, notwithstanding the existence of the Rating Events and the Filing Event, to an aggregate maximum amount of USD 30 million; and

WHEREAS the Principal and EDC wish to amend and restate the terms and conditions of the Original Agreement in accordance with the terms and conditions herein.

THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1.	With effect as of the date hereof, the Original Agreement is hereby amended, superseded and restated in its entirety, without novation and without derogation from the rights and obligations of the Principal and EDC thereunder (save as amended hereunder).

2.	Unless otherwise defined herein, words and phrases herein shall have the meanings ascribed to them in the Facility Agreement, the Original Agreement or the Initial Order.

3.	TEMPORARY FACILITY

(a)	EDC agrees that, for the period from January 14, 2009 to May 1, 2009 (the “Interim Period”), new Support will continue to be made available to the Principal under the Facilities, notwithstanding the existence of the Rating Events, the Filing Event and the Filing Consequences, to an aggregate maximum amount of USD 30 million. Such amount includes, without limitation, any increase in, or renewal or extension of, Support during the Interim Period under any EDC Agreement issued or executed before the Interim Period.

(b)	Except only with respect to the Rating Events and the Filing Event, nothing in this Agreement shall prevent EDC from exercising, during the Interim Period or thereafter, any other rights or recourses it may currently have or acquire under the Facility Agreement.

(c)	Upon the termination of the Interim Period, EDC may enforce any and all rights and recourses it may have under the Facility Agreement as provided for therein, including those rights and recourses which may have arisen during the Interim Period.

4.	TERMS AND CONDITIONS

(a)	The obligation of EDC to make any Support available under the Facilities during the Interim Period is, except as specifically stated above with respect to the Ratings Events and the Filing Event, subject to the satisfaction of all applicable conditions set forth in the Facility Agreement as well as the conditions set out in Schedule A to this Agreement.

(b)	The Principal shall pay to EDC the fees set out, and reimburse EDC for the expenses described, in Schedule B to this Agreement.

(c)	Nothing contained in this Agreement shall limit EDC’s discretionary or other rights under the Facility Agreement with respect to the General Support Facility.

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5.	MISCELLANEOUS

(a)	Save only as expressly provided in this Agreement, the provisions of the Facility Agreement continue in full force and effect, and the Facility Agreement, the Original Agreement and this Agreement shall be read and construed as one instrument.

(b)	This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(c)	This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(d)	This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and assigns.

(e)	Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed by the Principal and EDC.

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IN WITNESS WHEREOF the parties have signed and delivered this Agreement as of the date first written above.

NORTEL NETWORKS LIMITED, as Principal

Per:	/s/ John Doolittle
Name:	John Doolittle
Title:	Treasurer

Per:	/s/ Gordon A. Davies
Name:	Gordon A. Davies
Title:	Chief Legal Officer and Corporate Secretary
Address:	195 The West Mall Toronto, Ontario M9C 5KI Facsimile: 905-863-8563

EXPORT DEVELOPMENT CANADA

Per:	/s/ Derek Austin
Name:	Derek Austin
Title:	Manager

Per:	/s/ Paul Burdzy
Name:	Paul Burdzy
Title:	UNDERWRITER (SENIOR)
Address:	151 O’Connor Street Ottawa, Ontario K1A 1K3 Facsimile: 613-597-8504

SCHEDULE A

CONDITIONS

(a)	An order shall have been made in the CCAA proceedings commenced by the Principal amending paragraph 33 of the Initial Order to read as follows:

“33. THIS COURT ORDERS that EDC shall be entitled to the benefit of and is hereby granted a charge on the Property (the “EDC Charge”) as security for new Support (as that term is used in the short-term support agreement between NNL and EDC dated January 14, 2009 and the amended and restated short-term support agreement between NNL and EDC dated February 10, 2009), including any increases in, or renewals or extensions of, Support existing at January 14, 2009 and agreed to fees and expenses. The EDC Charge shall have the priority set out in paragraphs 42 and 44 hereof.”

(b)	No motion or other proceeding shall have been threatened or commenced seeking to set aside the EDC Charge or to modify or vary the EDC Charge in any way, except with the express consent of EDC.

(c)	The Principal shall have paid to EDC any outstanding fees with respect to the Support owing to EDC as of the date of this Agreement.

(d)	EDC shall be satisfied on a case-by-case basis that any Support requested under the Small Bonds Facility during the Interim Period is within the parameters contemplated by the EDC Agreements in effect as of the date of this Agreement.

(e)	The Principal shall obtain EDC’s prior written consent, which shall not be unreasonably withheld or delayed, to any amendments to letter of credit agreements entered into between the Principal and certain financial institutions.

(f)	On dates to be mutually agreed to by the Principal and EDC, the Principal shall deliver weekly reports to EDC, in form and substance satisfactory to EDC, acting reasonably, which set out EDC’s outstanding exposure with respect to Instruments issued or to be issued on behalf of the Principal and its affiliates, including (i) the amounts of Instruments to be issued, increased, extended or renewed or to expire, and (ii) corresponding dates of issuance, increase, extension, renewal or expiry of such Instruments.

SCHEDULE B

FEES AND EXPENSES

(a)	For Support made available by EDC during the Interim Period (including, without limitation, by way of any renewal or extension of Support made available by EDC prior to the Interim Period that matures or expires during the Interim Period), the Principal shall pay to EDC prior to the issuance of any Support by EDC, a fee of 1.525% per annum calculated on the aggregate amount of such Support for the stated term thereof.

(b)	EDC acknowledges receipt from the Principal of a deposit of USD 450,000.00. Such deposit shall be applied by EDC to the fees to be paid by the Principal to EDC pursuant to paragraph (a) above. At the end of the Interim Period, the balance of the deposit, if any, shall be returned by EDC to the Principal.

(c)	The Principal shall reimburse EDC, on demand, for all reasonable fees and expenses of external legal counsel and external financial advisors incurred by EDC in connection with the negotiation and preparation of this Agreement and the implementation of the arrangement between EDC and the Principal contemplated hereby, including in connection with the CCAA proceedings, the EDC Charge and the negotiation and preparation of EDC Agreements.